Filed pursuant to Rule 424(b)(2)
Reg. No. 333-127677
PROSPECTUS SUPPLEMENT
(To prospectus dated September 15, 2005)
$275,000,000
Smith International, Inc.
6% Senior Notes due 2016

          We will pay interest on the notes on June 15 and December 15 of each year, beginning December 15, 2006. The notes will mature on June 15, 2016. We may redeem some or all of the notes at any time. We describe the redemption prices under “Description of the Notes — Optional Redemption” beginning on page S-9 of this prospectus supplement. We will also pay accrued interest to the date of any redemption.
          The notes will be unsecured and will rank equally with all of our other senior indebtedness. The notes will be effectively junior to all indebtedness and other liabilities of our subsidiaries and all future secured indebtedness, if any. The notes will not be entitled to the benefit of any sinking fund.
          Investing in the notes involves risks which are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement.

	Per Note	Total

Public offering price(1)	99.888%	$274,692,000
Underwriting discount	.6%	$1,650,000
Proceeds, before expenses, to Smith International, Inc.	99.288%	$273,042,000
(1) Plus accrued interest from June 15, 2006, if settlement occurs after that date
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about June 15, 2006.

Merrill Lynch & Co.
Calyon Securities (USA)

JPMorgan

LaSalle Capital Markets

RBS Greenwich Capital

The date of this prospectus supplement is June 12, 2006.

          You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates on the front of those documents or earlier dates specified therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

          In this prospectus supplement, references to “Smith,” “Company,” “we,” “our” and “us” refer to Smith International, Inc. and its consolidated subsidiaries, unless the context indicates otherwise or unless otherwise noted. The term “you” refers to a prospective investor.

S-i

FORWARD-LOOKING STATEMENTS
          This prospectus supplement includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements also relate to the Company’s outlook, financial projections and business strategies, as well as various other matters.
          These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These statements are contained in this prospectus and in the documents incorporated by reference in this prospectus. We may also provide oral or written forward-looking information in other materials we release to the public.
          Forward-looking statements are not guarantees of future performance. Our forward-looking statements are based on assumptions that we believe to be reasonable but that may not prove to be accurate. All of our forward-looking information is, therefore, subject to risks and uncertainties that could cause actual results to differ materially from the expected results implied by the forward-looking statements contained in this prospectus supplement and the accompanying prospectus and in the information incorporated in this prospectus, including, without limitation, risks associated with the level of oil and natural gas exploration activities and with worldwide operations. We caution you that these forward-looking statements are only predictions and that a number of important factors could cause actual results to be different from our expectations expressed in or implied by any forward-looking statement. While it is not possible to identify all factors, our forward-looking statements are subject to general economic and business conditions, industry conditions, changes in laws or regulations and other risk factors that include, but are not limited to, those discussed in the “Risk Factors” section on page S-6 of this prospectus supplement, as well as additional disclosures described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, many of which are beyond our ability to control or predict.
          Our management believes these forward-looking statements are reasonable. However, you should not place undue reliance on these forward-looking statements, which are based only on our current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information or future events.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 115 Sansome Street, Suite 315, San Francisco, California 94104.
          This prospectus supplement is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about our securities and us. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.
          The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The

S-ii

information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. The information filed by us with the SEC in the future will update and supersede all or some of the information that we have included in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed (other than information in such documents that is deemed not to be filed).

•	Annual Report on Form 10-K for the year ended December 31, 2005.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

•	Current Reports on Form 8-K filed on May 1, 2006 and June 12, 2006.

•	The description of our common stock contained in our Registration Statement on Form 8-B, as filed with the SEC on May 25, 1983, as amended by Form 8 filed on August 26, 1991, including any additional amendments that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock.
          We will provide you with a copy of these filings, other than exhibits to those documents that are not specifically incorporated by reference in this prospectus supplement and the accompanying prospectus, at no cost. You may request them by writing or telephoning us at:
Smith International, Inc.
P.O. Box 60068
Houston, Texas 77205
Attention: Investor Relations
(281) 443-3370

S-iii

PROSPECTUS SUPPLEMENT SUMMARY
          The following information should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus. You should carefully read this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference to fully understand the terms of the notes as well as other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section beginning on page S-6 of this prospectus supplement to determine whether an investment in the notes is appropriate for you.
Smith International, Inc.
          We are a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets. Our comprehensive line of technologically-advanced products and engineering services includes drilling and completion fluid systems, solids-control equipment, waste-management services, production chemicals, three-cone and diamond drill bits, turbines, fishing services, drilling tools, underreamers, casing exit and multilateral systems, packers and liner hangers. We also offer supply-chain management solutions through an extensive North American branch network providing pipe, valves, fittings, mill, safety and other maintenance products.
          We aggregate our operations into two reportable segments. Our Oilfield Products and Services segment includes the following operations which provide products and services throughout the world:

•	M-I SWACO, a 60 percent-owned joint venture which provides drilling and completion fluid systems and services, solids-control and separation equipment, waste-management services and oilfield production chemicals;

•	Smith Technologies, which manufactures and sells three-cone drill bits, diamond drill bits and turbine products; and

•	Smith Services, which manufactures and markets products and services used for drilling, workover, well completion and well re-entry operations.
Our Distribution segment consists of one business unit, Wilson, which markets pipe, valves and fittings as well as mill, safety and other maintenance products to energy and industrial markets.
          We were incorporated in the State of California in January 1937 and reincorporated under Delaware law in May 1983. Our executive offices are headquartered at 411 North Sam Houston Parkway, Suite 600, Houston, Texas 77060 and our telephone number is (281)443-3370.

The Offering

Issuer	Smith International, Inc.

Securities Offered	$275 million principal amount of 6% Senior Notes due 2016

Maturity	June 15, 2016

Interest Payment Dates	June 15 and December 15 of each year, commencing December 15, 2006.

Ranking	The notes will:

• be senior unsecured indebtedness

• rank equally in right of payment with all our other senior indebtedness

• be senior in right of payment to all our subordinated indebtedness and

• be effectively junior in right of payment to all indebtedness and other liabilities of our subsidiaries and all future secured indebtedness, if any.

Optional Redemption	The notes will be redeemable in whole or in part, at our option at any time, at redemption prices as set forth in this prospectus supplement under “Description of the Notes — Optional Redemption.”

Ratings	The notes have been assigned ratings of:

• BBB+ by Standard & Poor’s Ratings Services and

• Baa1 by Moody’s Investors Service, Inc.

These agencies will continue to monitor our debt ratings and will make future adjustments to the extent warranted. A rating reflects only the views of the agency and is not a recommendation to buy, sell or hold the notes. We cannot guarantee that these ratings will be retained for any given period of time, and they may be revised downward or withdrawn entirely by either of the agencies if, in its judgment, circumstances so warrant. Any downward revision or withdrawal of any rating may have an adverse effect on the market price or marketability of the notes.

Certain Covenants	We will issue the notes under an indenture containing two principal restrictive covenants for your benefit. These covenants restrict our ability to:

• incur indebtedness secured by liens and

• engage in sale/leaseback transactions

Use of Proceeds	We intend to use the net proceeds of approximately $272.8 million to repay outstanding indebtedness under the Smith U.S. revolving credit facility and for general corporate purposes.

Trustee	The trustee under the indenture governing the notes is The Bank of New York.

No Public Market	There is no existing market for the notes. We cannot provide any assurance about:

• the liquidity of any markets that may develop for the notes

• your ability to sell the notes or

• the prices at which you will be able to sell the notes

Future trading prices of the notes will depend on many factors, including prevailing interest rates, our operating results, ratings of the notes, and the market for similar securities. The underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. The underwriters do not, however, have any obligation to do so, and they may discontinue any market-making activities at any time without any notice. In addition, we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system.

Summary Consolidated Financial Data
          The following table sets forth certain selected historical financial data of the Company. The selected operating and financial position data as of and for each of the five years for the period ended December 31, 2005 have been derived from the audited consolidated financial statements of the Company, some of which appear in the Company’s Annual Report on Form 10-K. The selected operating and financial position data as of and for the three months ended March 31, 2006 and 2005 have been derived from the unaudited consolidated financial statements of the Company, some of which appear in the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and March 31, 2005. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and March 31, 2005, which are incorporated by reference herein.

						Three Months Ended
	Years Ended December 31,					March 31,

	2001	2002	2003	2004	2005	2005	2006

	(In thousands, except per share and ratio data)
Statement of Operations Data:
Revenues	$3,551,209	$3,170,080	$3,594,828	$4,419,015	$5,579,003	$1,288,198	$1,682,121
Cost of revenues	2,505,405	2,251,778	2,518,897	3,067,076	3,893,865	902,786	1,155,518

Gross profit	1,045,804	918,302	1,075,931	1,351,939	1,685,138	385,412	526,603
Operating expenses	674,294	662,154	747,184	913,175	1,014,577	237,240	289,485

Operating income	371,510	256,148	328,747	438,764	670,561	148,172	237,118
Interest expense, net	42,464	38,349	38,991	37,462	42,754	9,972	12,239
Income tax provision	106,397	66,632	93,334	129,721	202,743	45,146	72,662
Minority interests	70,504	57,978	71,788	89,130	122,759	26,902	45,001

Net income	$152,145	$93,189	$123,480	$182,451	$302,305	$66,152	$107,216

Earnings per share(1):
Basic	$0.76	$0.47	$0.62	$0.90	$1.50	$0.33	$0.53
Diluted	0.76	0.47	0.61	0.89	1.48	0.32	0.53
Other Data:
Depreciation and amortization	$92,895	$89,327	$101,709	$106,493	$117,722	$28,362	$33,263
Capital expenditures, net(2)	$109,414	$78,804	$76,071	$90,770	$151,419	$31,282	$49,153
Ratio of earnings to fixed charges(3)	7.50	5.58	7.02	9.50	12.76	11.96	15.75
Ratio of earnings to fixed charges, as adjusted(4)	6.23	4.25	5.49	7.80	10.84	10.17	13.46

	December 31,					March 31,

	2001	2002	2003	2004	2005	2005	2006

	(In thousands)
Balance Sheet Data:
Current assets	$1,523,031	$1,426,914	$1,679,796	$2,019,632	$2,437,231	$2,187,254	$2,688,867
Total assets	2,735,828	2,749,545	3,097,047	3,506,778	4,059,914	3,692,905	4,392,727
Current liabilities	666,004	595,096	630,924	887,357	933,153	862,105	1,063,993
Total debt	687,535	601,659	578,295	599,173	744,507	652,766	887,141
Stockholders’ equity	949,159	1,063,535	1,235,776	1,400,811	1,578,505	1,457,592	1,646,624
footnotes included on the following page

(1)	All fiscal years prior to 2005 and the three months ended March 31, 2005 have been restated for the impact of a two-for-one stock dividend distributed on August 24, 2005.

(2)	Capital expenditures are presented net of any proceeds arising from lost-in-hole sales and sales of fixed asset equipment replaced.

(3)	For purposes of computing the ratio of earnings to fixed charges: “earnings” consist of “income before income taxes and minority interests,” which includes earnings allocable to the minority interest ownership partners, plus fixed charges. “Fixed charges” consist of interest expensed and capitalized, amortized discounts and capitalized expenses related to indebtedness and the portion of rental expense estimated to represent a reasonable approximation of the interest component.

(4)	We derive a substantial portion of our earnings from M-I SWACO and other majority-owned joint venture operations, which are properly consolidated for financial reporting purposes. We have supplemented the required disclosure and adjusted the ratio of earnings to fixed charges calculation to eliminate our minority partners’ ownership interest in “earnings” and “fixed charges” in order to reflect coverage levels on a Company-only basis. Management believes disclosure of the ratio of earnings to fixed charges, as adjusted, provides useful information to investors when viewed with the non-adjusted ratio because it provides a more complete understanding of our ability to meet our fixed obligations than the non-adjusted ratio alone. The ratio of earnings to fixed charges, as adjusted, should be viewed in addition to, and not as an alternative for, our non-adjusted ratio presented in (3) above.

RISK FACTORS
          You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus supplement, the risks described below before making a decision to invest in our notes.
     We are dependent on the level of oil and natural gas exploration and development activities.
          Demand for our products and services is dependent upon the level of oil and natural gas exploration and development activities. The level of worldwide oil and natural gas development activities is primarily influenced by the price of oil and natural gas, as well as price expectations. In addition to oil and natural gas prices, the following factors impact exploration and development activity and may lead to significant changes in worldwide activity levels:

•	Overall level of global economic growth and activity;

•	Actual and perceived changes in the supply and demand for oil and natural gas;

•	Political stability and policies of oil-producing countries;

•	Finding and development costs of operators;

•	Decline and depletion rates for oil and natural gas wells; and

•	Seasonal weather conditions that temporarily curtail drilling operations.
          Changes in any of these factors could adversely impact our financial condition or results of operations.
     There are certain risks associated with conducting business in markets outside of North America.
          We are a multinational oilfield service company and generate the majority of our Oilfield segment revenues in markets outside of North America. Changes in conditions within certain countries that have historically experienced a high degree of political and/or economic instability could adversely impact our financial condition or results of operations. Additional risks inherent in our non-North American business activities include:

•	Changes in political and economic conditions in the countries in which we operate, including civil uprisings, riots and terrorist acts;

•	Unexpected changes in regulatory requirements;

•	Fluctuations in currency exchange rates and the value of the U.S. dollar;

•	Restrictions on repatriation of earnings or expropriation of property without fair compensation;

•	Governmental actions that result in the deprivation of contract rights; and

•	Governmental sanctions.
     Our industry is experiencing more litigation involving claims of infringement of intellectual property rights.
          Over the past few years, our industry has experienced increased litigation related to the infringement of intellectual property rights. We, as well as certain of our competitors, have been named as defendants in various of these intellectual property matters, although we do not consider any pending or threatened claim to be material. These types of claims are typically costly to defend, involve monetary judgments that, in certain circumstances, are subject to being enhanced and are often brought in venues which have proved to be favorable to plaintiffs. If we are ultimately unsuccessful in defending alleged intellectual property claims, it could adversely impact our results of operations and cash flows.

     We operate in a highly technical and competitive environment.
          We operate in a highly-competitive business environment. Accordingly, demand for our products and services is largely dependent on our ability to provide leading-edge, technology-based solutions that reduce the operator’s overall cost of developing energy assets. If competitive or other market conditions impact our ability to continue providing superior-performing product offerings, our financial condition or results of operations could be adversely impacted.
     Our businesses are subject to a variety of governmental regulations.
          We are exposed to a variety of federal, state, local and international laws and regulations relating to environmental, health and safety, export control, currency exchange, labor and employment and taxation matters. These laws and regulations are complex, change frequently and have tended to become more stringent over time. In the event the scope of these laws and regulations expand in the future, the incremental cost of compliance could adversely impact our financial condition or results of operations.

USE OF PROCEEDS
          We expect the net proceeds from the offering to be approximately $272.8 million. We intend to use the net proceeds to repay outstanding indebtedness under the Smith U.S. revolving credit facility and for general corporate purposes.
          The Smith U.S. revolving credit facility is a $275.0 million facility provided by a syndicate of nine financial institutions. We also guarantee a $125.0 million U.S. revolving credit facility utilized by our majority-owned subsidiary, M-I SWACO. Both credit facilities are unsecured and expire in May 2010. At March 31, 2006, total borrowings outstanding under the Smith U.S. revolving credit facility equaled $248.6 million and had a weighted average interest rate of 5.19% for the three months ended March 31, 2006.
          We have primarily used borrowings under the Smith U.S. revolving credit facility to finance working capital needs. To a lesser extent, the facility has been used to fund other corporate activities, including share repurchases, capital expenditures and acquisitions.

DESCRIPTION OF THE NOTES
          The following description of the notes is only a summary and is not intended to be comprehensive. The description should be read together with the description of the general terms and provisions of debt securities provided under the caption “Description of Debt Securities” in the accompanying prospectus.
General
          We will issue the notes as a separate series of debt securities under an indenture dated as of September 8, 1997 that we have entered into with The Bank of New York, as trustee.
          The notes will mature on June 15, 2016. We:

•	will pay interest on June 15 and December 15 of each year, commencing December 15, 2006

•	will pay interest to the person in whose name the note is registered at the close of business on the 15th calendar day preceding the interest payment date, whether or not a business day and

•	may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register
          The notes are limited initially to $275 million in aggregate principal amount. We may, however, “reopen” this series of notes and issue an unlimited principal amount of additional notes in the future.
          We will issue the notes only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. The notes will not be subject to any sinking fund or mandatory redemption provisions.
Interest
          The notes will bear interest from June 15, 2006 at the annual rate stated on the cover page of this prospectus supplement. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable is not a business day, we will pay that interest on the next business day without any interest or other payment due to the delay.
Ranking
          The notes will be senior unsecured obligations. The notes will rank equally with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated in right of payment to the liabilities of our subsidiaries, including claims of trade creditors and tort claimants. We conduct a substantial portion of our operations through subsidiaries. Accordingly, we rely on dividends and cash advances from subsidiaries to provide funds necessary to meet our obligations, including the payment of principal and interest on the notes. The ability of any subsidiary to pay dividends or make cash advances is subject to applicable laws and the financial condition and operating requirements of such subsidiary.
          As of March 31, 2006, as adjusted to give effect to the issuance of the notes and the expected use of proceeds received, we would have had $913.5 million of consolidated debt. After excluding $48.4 million of debt owed by a majority owned publicly traded company which we consolidate for financial reporting purposes, approximately $662.6 million of the consolidated debt would have ranked equally with the notes. Approximately $202.5 million of the consolidated debt would have been owed by subsidiaries and therefore effectively senior to the notes. In any liquidation, reorganization or insolvency proceeding involving us, your claim as a holder of notes will be effectively junior to the claims of holders of any debt or preferred stock of our subsidiaries.
Optional Redemption
          We will have the right to redeem the notes, as a whole or in part at any time, at a redemption price equal to accrued interest thereon to the date of redemption plus the greater of (i) 100% of the principal amount of such notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 16 basis points.
          “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated yield (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
          “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.
          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.
          “Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.
          “Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Calyon Securities (USA) Inc., Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc. and LaSalle Financial Services, Inc. or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.
Redemption Procedures
          We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.
Restrictive Covenants
          We have agreed to two principal restrictions on our activities for the benefit of holders of the notes. Unless waived or amended, the restrictive covenants described in the accompanying prospectus under “Description of Debt Securities — Certain Covenants — Limitation on Indebtedness Secured by a Lien” and “— Limitation on Sale and Lease-Back Transactions” will apply as long as any of the notes are outstanding.
Book-Entry Delivery and Settlement
          We will issue the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

          Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.
          DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates

•	direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations

•	access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly and

•	the rules applicable to DTC and its participants are on file with the SEC
          We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.
          We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants
          The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
          So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not:

•	be entitled to have notes represented by that global note registered in their names

•	receive or be entitled to receive physical delivery of definitive notes or

•	be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee
Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.
          Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.
          Payments on the notes represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.
          Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.
Definitive Notes
          We will issue notes in definitive form to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global note, and we have not appointed a successor depositary within 90 days of that notice

•	an event of default has occurred and is continuing, and DTC requests the issuance of notes in definitive form or

•	we determine not to have the notes represented by a global note
          The trustee and us will not be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

UNDERWRITING
          We intend to offer the notes through the underwriters named below. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative for the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$151,250,000
Calyon Securities (USA) Inc.	41,250,000
Greenwich Capital Markets, Inc.	27,500,000
J.P. Morgan Securities Inc.	27,500,000
LaSalle Financial Services, Inc.	27,500,000

Total	$275,000,000

          The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.
          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
          The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
          The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of .35% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of .175% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.
          The expenses of the offering, not including the underwriting discount, are estimated to be $275,000 and are payable by us.
New Issue of Notes
          The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

NASD Regulations
          Because more than ten percent of the net proceeds of the offering may be used to repay a loan provided by affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(h)(i).
Price Stabilization and Short Positions
          In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.
          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have been on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
          Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, affiliates of each of the underwriters are lenders with respect to the Smith U.S. revolving credit facility. We intend to use a portion of the net proceeds of this offering to repay all of the indebtedness outstanding under the Smith U.S. revolving credit facility.
LEGAL MATTERS
          The validity of the notes will be passed upon for us by Richard E. Chandler, Jr., Senior Vice President, General Counsel and Secretary of our company, and by Gardere Wynne Sewell LLP, our counsel. Vinson & Elkins L.L.P., the underwriters’ counsel, will issue opinions in connection with various legal matters on behalf of the underwriters. Vinson & Elkins L.L.P. represents us from time to time in matters unrelated to the offering.

PROSPECTUS
Smith International, Inc.
$500,000,000
By this prospectus, we may offer:
Common Stock
Debt Securities
Units Consisting of Any Combination of These Securities
          These securities will have an aggregate initial offering price of up to $500,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. We may offer these securities separately or together in units and as separate series.
          We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplement may add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.
          You should carefully consider the Risk Factors set forth on page 3 of this prospectus.
          Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the trading symbol “SII.”
          Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 15, 2005

          You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

i

ABOUT THE PROSPECTUS
          This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (“SEC”). Using the shelf process, we may offer:

•	Common Stock;

•	Debt Securities; or

•	Units consisting of any combination of these securities.
          We may offer these securities in one or more offerings with a total initial offering price of up to $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of that offering. The prospectus supplement and any pricing supplement may also add, update or change the information in this prospectus. Please carefully read this prospectus, the prospectus supplement, any pricing supplement, and the documents we incorporate by reference that are listed under the heading “Where You Can Find More Information.”
          In this prospectus, references to “Smith,” “Company,” “we,” “us,” and “our” mean Smith International, Inc. and its subsidiaries, taken as a whole, unless the context requires otherwise.
FORWARD-LOOKING STATEMENTS
          This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements also relate to the Company’s outlook, financial projections and business strategies, as well as various other matters.
          These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These statements are contained in this prospectus and in the documents incorporated by reference in this prospectus. We may also provide oral or written forward-looking information in other materials we release to the public.
          Forward-looking statements are not guarantees of future performance. Our forward-looking statements are based on assumptions that we believe to be reasonable but that may not prove to be accurate. All of our forward-looking information is, therefore, subject to risks and uncertainties that could cause actual results to differ materially from the expected results implied by the forward-looking statements contained in this prospectus and in the information incorporated in this prospectus, including, without limitation, risks associated with the level of oil and natural gas exploration activities and with worldwide operations. We caution you that these forward-looking statements are only predictions and that a number of important factors could cause actual results to be different from our expectations expressed in or implied by any forward-looking statement. While it is not possible to identify all factors, our forward-looking statements are subject to general economic and business conditions, industry conditions, changes in laws or regulations and other risk factors that include, but are not limited to, those discussed in the “Risk Factors” section of this prospectus and any prospectus supplement, as well as additional disclosures described in the documents incorporated by reference into this prospectus, many of which are beyond our ability to control or predict.
          Our management believes these forward-looking statements are reasonable. However, you should not place undue reliance on these forward-looking statements, which are based only on our current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information or future events.

THE COMPANY
          Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets. We provide a comprehensive line of technologically-advanced products and engineering services, including drilling and completion fluid systems, solids-control and separation equipment, waste-management services, oilfield production chemicals, three-cone and diamond drill bits, turbine products, fishing services, drilling tools, underreamers, casing exit and multilateral systems, packers and liner hangers. We also offer supply-chain management solutions through an extensive North American branch network providing pipe, valves and fittings as well as mill, safety and other maintenance products.
          Our operations are aggregated into two reportable segments: Oilfield Products and Services and Distribution. The Oilfield Products and Services segment consists of: M-I SWACO, which provides drilling and completion fluid systems and services, solids-control and separation equipment, waste-management services and oilfield production chemicals; Smith Technologies, which manufactures and sells three-cone drill bits, diamond drill bits and turbine products; and Smith Services, which manufactures and markets products and services used for drilling, workover, well completion and well re-entry operations. The Distribution segment consists of one business unit, Wilson, which markets pipe, valves and fittings as well as mill, safety and other maintenance products to energy and industrial markets.
          Smith International, Inc. was incorporated in the state of California in January 1937 and reincorporated under Delaware law in May 1983. Our executive offices are headquartered at 411 North Sam Houston Parkway, Suite 600, Houston, Texas 77060 and our telephone number is (281) 443-3370. Our reports on Form 10-K, Form 10-Q, Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 are made available free of charge on our Internet website at www.smith.com as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the Securities and Exchange Commission. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics and the charters of the Audit Committee, Compensation and Benefits Committee and Nominating and Corporate Governance Committee are also available on the Investor Relations section of our Internet website.

RISK FACTORS
          You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement, the risks described below before making an investment decision.

We are dependent on the level of oil and natural gas exploration and development activities.
          Demand for our products and services is dependent upon the level of oil and natural gas exploration and development activities. The level of worldwide oil and natural gas development activities is primarily influenced by the price of oil and natural gas and price expectations. In addition to oil and natural gas prices, the following factors impact exploration and development activity and may lead to significant changes in worldwide activity levels:

•	Overall level of global economic growth and activity;

•	Actual and perceived changes in the supply and demand for oil and natural gas;

•	Political stability and policies of oil-producing countries;

•	Finding and development costs of operators;

•	Decline and depletion rates for oil and natural gas wells; and

•	Seasonal weather conditions that temporarily curtail drilling operations.
          Changes in any of these factors could adversely impact our financial condition or results of operations.

There are certain risks associated with conducting business in markets outside of North America.
          We are a multinational oilfield service company and generate the majority of our Oilfield segment revenues in markets outside of North America. Changes in local conditions in certain countries that have historically experienced a high degree of political and/or economic instability, could adversely impact our financial condition or results of operations. Additional risks inherent in our non-North American business activities include:

•	Changes in political and economic conditions in the countries in which we operate, including civil uprisings, riots and terrorist acts;

•	Unexpected changes in regulatory requirements;

•	Fluctuations in currency exchange rates and the value of the U.S. dollar;

•	Restrictions on repatriation of earnings or expropriation of property without fair compensation;

•	Governmental actions that result in the deprivation of contract rights; and

•	Governmental sanctions.

We operate in a highly technical and competitive environment.
          We operate in a highly-competitive business environment. Accordingly, demand for our products and services is largely dependent on our ability to provide leading-edge, technology-based solutions that reduce the operator’s overall cost of developing energy assets. If competitive or other market conditions impact our ability to continue providing superior-performing product offerings, our financial condition or results of operations could be adversely impacted.

Our businesses are subject to a variety of governmental regulations.
          We are exposed to a variety of federal, state, local and international laws and regulations relating to the environmental, health and safety, export control, currency exchange, labor and employment and taxation matters. These laws and regulations are complex, change frequently and have tended to become more stringent over time. In the event the scope of these laws and regulations expand in the future, the incremental cost of compliance could adversely impact our financial condition or results of operations.

USE OF PROCEEDS
          Unless we specify otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including working capital, the repayment or refinancing of our indebtedness, future acquisitions and capital expenditures. A description of any indebtedness to be refinanced with the proceeds from the sale of the securities will be set forth in the applicable prospectus supplement. Until we apply the net proceeds for specific purposes, we may invest the net proceeds in short-term or marketable securities.
RATIO OF EARNINGS TO FIXED CHARGES
          Our unaudited ratio of earnings to fixed charges for the periods indicated are set forth below.

	Six Months
	Ended
	June 30,		Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges(1)	12.04	8.47	9.50	7.02	5.58	7.50	5.03
Ratio of earnings to fixed charges, as adjusted(2)	10.21	6.64	7.80	5.49	4.25	6.23	4.25

(1)	For purposes of computing the ratio of earnings to fixed charges: “earnings” consist of “income before income taxes and minority interests,” which includes earnings allocable to the minority interest ownership partners, plus fixed charges. “Fixed charges” consist of interest expensed and capitalized, amortized discounts and capitalized expenses related to indebtedness and the portion of rental expense estimated to represent a reasonable approximation of the interest component.

(2)	We derive a substantial portion of our earnings from M-I SWACO and other majority-owned joint venture operations, which are properly consolidated for financial reporting purposes. We have supplemented the required disclosure and adjusted the Ratio of Earnings to Fixed Charges calculation to eliminate our minority partners’ ownership interest in “earnings” and “fixed charges” in order to reflect coverage levels on a Company-only basis. The Ratio of Earnings to Fixed Charges, as adjusted, should be viewed in addition to, and not as an alternative for, our consolidated ratio as presented in (1) above.
PROSPECTUS SUPPLEMENT
          This prospectus provides you with a general description of the common stock, debt securities and units consisting of common stock and debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, such information will be superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
          The prospectus supplement to be attached to the front of this prospectus will describe:

•	the terms of any debt securities that we offer, including their title, ranking, aggregate principal amount, maturity, rate of any interest (or manner of calculation) and time of payment of principal and/or interest, any redemption or repayment terms, the currency or currencies in which such debt securities will be denominated or payable, any index, formula, or other method pursuant to which principal, premium, or interest may be determined, any terms of conversion or exchange and the form of such debt securities (registered, bearer, global and/or certificate);

•	the terms of any common shares that we offer; and

•	any initial public offering price, the purchase price and net proceeds to our company and the other specific terms related to our offering of such securities.

DESCRIPTION OF CAPITAL STOCK
          The following is a summary of certain matters with respect to our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you. Therefore, you should carefully read the more detailed provisions of our restated certificate of incorporation, our restated bylaws, our stockholder rights plan and the documents we have incorporated by reference.
General
          We may offer from time-to-time shares of common stock. As of the date of this prospectus, we have authorized 250,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preferred stock, $1.00 par value. The following description of our capital stock is subject to the applicable provisions of our restated certificate of incorporation and our restated bylaws, which are incorporated by reference in this prospectus.
          On July 21, 2005, we announced that our Board of Directors declared a two-for-one stock split, to be effected in the form of a stock dividend. Stockholders of record on August 5, 2005 are entitled to one additional share of common stock for each share held on that date, with fractional shares paid in cash. The Company’s transfer agent, EquiServe Trust N.A., will distribute the stock dividend on or about August 24, 2005. As applicable, reference to shares in the forthcoming discussion will be subject to adjustment to reflect the impact of the stock dividend.
Common Stock
          We are authorized by our restated certificate of incorporation to issue 250,000,000 shares of common stock, of which approximately 100,576,948 shares were issued and outstanding as of August 15, 2005 (which does not reflect the stock dividend to be distributed on or about August 24, 2005).
          The holders of shares of common stock are entitled to one vote for each share held on all matters submitted to a vote of holders of common stock. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the shares of our common stock outstanding can elect all our directors if they choose to do so. In such event, the holders of the remaining shares will not be able to elect any directors.
          Each share of our common stock is entitled to participate equally in dividends, as and when declared by our Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of preferred stock. The shares of our common stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. All outstanding shares of our common stock are duly and validly issued, fully paid and nonassessable.
          Our shares of common stock are listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “SII.” Any additional shares of common stock will also be listed on the New York Stock Exchange and the Pacific Stock Exchange.
Preferred Stock
          We are authorized by our restated certificate of incorporation to issue 5,000,000 shares of preferred stock, of which no shares were issued and outstanding as of August 15, 2005. Our Board of Directors has the authority to issue, without any further action by the stockholders, except as may be required by applicable law or stock exchange regulations, the preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations and restrictions of each series. The preferred stock could include dividend, liquidation or voting rights that would limit or qualify the rights of the holders of the common stock or be used to discourage an unsolicited acquisition proposal.

          In connection with the stockholder rights plan described below, our Board of Directors has authorized the issuance of up to 650,000 shares of non-redeemable junior participating preferred stock. The junior participating preferred stock ranks junior to all other series of our preferred stock and senior to the common stock as to the payment of dividends and the distribution of assets, unless the terms of any series provides otherwise. Each share of junior participating preferred stock is entitled to 200 (400 as adjusted for the August 2005 stock dividend) votes, subject to antidilution adjustments, on all matters submitted to a vote of our stockholders, voting together as one class with the common stock. Except as required by applicable law, holders of our junior participating preferred stock have no other special voting rights.
Stockholder Rights Plan
          On June 8, 2000, we adopted a Stockholder Rights Plan (the “Rights Plan”) to replace a similar plan which would have expired on June 19, 2000. As part of the Rights Plan, our Board of Directors declared a dividend of one junior participating preferred stock purchase right (“Right”) for each share of our common stock outstanding on June 20, 2000. The Board also authorized the issuance of one such Right for each share of our common stock issued after June 20, 2000 until the occurrence of certain events.
          The Rights are exercisable upon the occurrence of certain events related to a person (an “Acquiring Person”) acquiring or announcing the intention to acquire beneficial ownership of 20 percent or more of our common stock. In the event any person becomes an Acquiring Person, each holder (except an Acquiring Person) will be entitled to purchase, at an effective exercise price of $175 ($87.50 as adjusted for the August 2005 stock dividend), subject to adjustment, shares of our common stock having a market value of twice the Right’s exercise price. The Acquiring Person will not be entitled to exercise these Rights. In addition, if at any time after a person has become an Acquiring Person, we are involved in a merger or other business combination transaction, or sell 50 percent or more of its assets or earning power to another entity, each Right will entitle its holder to purchase, at an effective exercise price of $175 ($87.50 as adjusted for the August 2005 stock dividend), subject to adjustment, shares of common stock of such other entity having a value of twice the Right’s exercise price. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our common stock, the Board may extinguish the Rights by exchanging one share of common stock, or an equivalent security, for each Right, other than Rights held by the Acquiring Person.
          In the event the Rights become exercisable and sufficient shares of our common stock are not authorized to permit the exercise of all outstanding Rights, we are required under the Rights Plan to take all necessary action including, if necessary, seeking stockholder approval to obtain additional authorized shares.
          The Rights are subject to redemption at the option of the Board of Directors at a price of one-half of a cent (one-quarter of a cent as adjusted for the August 2005 stock dividend) per Right until the occurrence of certain events. The Rights currently trade with our common stock, have no voting or dividend rights and expire on June 8, 2010.
Certain Other Anti-Takeover Provisions
          We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction by which such stockholder became an “interested stockholder” was, approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

          Our restated certificate of incorporation contains a provision similar to Section 203 of the Delaware General Corporation Law, except that it requires a higher percentage of all stockholders voting as a class to approve a business combination (as defined therein), it prohibits business combinations with interested stockholders (as defined therein) for only two years and it contains what is generally referred to as a “fair price provision”. Our restated certificate of incorporation provides that any proposal by the interested stockholder or affiliate thereof to amend or repeal this provision shall generally require the affirmative vote of the holders of not less than 75% of the outstanding shares of capital stock, excluding the voting stock held by the interested stockholder or affiliate thereof.
          Our restated certificate of incorporation also contains certain other provisions that may delay, defer or prevent a tender offer or takeover attempt. Our restated certificate of incorporation provides that our Board of Directors is divided into three classes that are elected for staggered three-year terms and that our stockholders may only remove a director for cause. Our restated certificate of incorporation further provides that our stockholders may not take any action by written consent.
Transfer Agent and Registrar
          The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES
          We may offer debt securities that will be issued pursuant to an indenture, dated as of September 8, 1997, between us and The Bank of New York, as trustee. We may supplement the indenture by supplemental indentures in order to issue new debt securities, change the provisions of the indenture or alter previously issued debt securities. The following is a summary of certain provisions of the indenture and does not contain all of the information that may be important to you. You should read all provisions of the indenture carefully, including the definitions of terms, before you decide to invest in the debt securities. If we refer to particular sections or defined terms of the indenture, we mean to incorporate by reference those sections or defined terms of the indenture. We filed a copy of the indenture as Exhibit 4.1 to our Registration Statement on Form S-3 dated August 22, 1997 (Registration No. 333-34249). See “Where You Can Find More Information.”
General
          The debt securities will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. We have issued the following securities under the indenture:

•	$250,000,000 in aggregate principal amount of 6 3/4 % senior notes of which $220,000,000 is outstanding and due February 2011; and

•	$150,000,000 in aggregate principal amount of 7% senior notes due September 2007.
          The indenture does not limit the amount of debt securities that we may issue. We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or with an original issue discount. The prospectus supplement will set forth the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title;

•	any limit on the aggregate principal amount of a particular series;

•	the date or dates that principal is payable;

•	the rate or rates of interest and, if applicable, the method used to determine the rate or rates of interest, if any, the date or dates from which interest will accrue, the dates that interest will be payable and the record date for the payment of interest;

•	the place or places where principal and interest will be payable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem, repurchase or repay the debt securities pursuant to any sinking fund or similar provisions or at the option of a holder thereof and the period, price and terms and conditions for redemption, repurchase or repayment;

•	the provisions, if any, for the defeasance of the debt securities;

•	the denominations, if other than denominations of $1,000 and any integral multiple thereof;

•	the amount of principal that will be payable upon acceleration, if other than the entire principal amount;

•	the currency of denomination;

•	the designation of the currency or currencies in which payment of principal and interest will be made;

•	if payments of principal or interest are to be made in a currency other than the denominated currency, how the exchange rate will be determined;

•	how the payments of principal or interest will be determined if by reference to an index based on a currency or currencies other than originally denominated or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any addition to or change in the events of default or covenants with respect to the debt securities; and

•	any other terms that will not be inconsistent with the provisions of the indenture.
Form, Exchange, Registration and Transfer; Payment; Book-Entry
          We will issue the debt securities in registered form. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.
          Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.
          We will appoint the trustee under the indenture as registrar for our debt securities issued under that indenture. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for any series of debt securities.
          Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or by wire transfer for global debt securities. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.
          Unless we inform you otherwise in a prospectus supplement, the trustee under the indenture will be designated as our paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.
          In most cases, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment.
          We may issue debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.
No Protection in the Event of a Change of Control
          Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.
Certain Covenants
          The indenture does not contain any restrictions on our payment of dividends or any financial covenants. The indenture does not contain provisions that would afford holders of the debt securities protection in the event of a transfer of assets to a Subsidiary and incurrence of unsecured debt by that Subsidiary, or in the event of a decline in our credit quality resulting from highly leveraged or other similar transactions involving us.
          Limitation on Indebtedness Secured by a Lien. The indenture provides that neither we nor any Subsidiary will create, assume, guarantee or suffer to exist any Indebtedness secured by any lien, pledge, mortgage, security interest, conditional sale or other title retention agreement or other similar encumbrance (“Lien”) on any Principal Property unless we secure or cause our Subsidiary to secure the debt securities equally and ratably with, or prior to, the secured Indebtedness. This restriction will not apply to Indebtedness secured by:

•	Liens on any Principal Property of any Person that exists prior to the time (A) that Person becomes a Subsidiary, (B) that Person merges into or consolidates with a Subsidiary or (C) a Subsidiary merges into or consolidates with that Person in a transaction in which that Person becomes a Subsidiary, provided that the Liens were not created in anticipation of or in connection with any transaction described in clauses (A), (B) or (C);

•	Liens in favor of us or a Subsidiary;

•	Liens on any Principal Property in favor of the United States of America or any state or political subdivision of the United States, or in favor of any other country or any political subdivision of any other country, to secure payment under any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the Principal Property subject to those Liens;

•	Liens on any Principal Property subsequently acquired by us or any Subsidiary, contemporaneously with the acquisition of the Principal Property or within 180 days after that acquisition, to secure or provide for the payment of any part of the purchase price, construction or improvement of the Principal Property, or Liens assumed by us or any Subsidiary upon any Principal Property subsequently acquired by us or any Subsidiary that existed at the time of the acquisition of the Principal Property, provided that the amount of any Indebtedness secured by any Lien created or assumed does not exceed the cost to us or our Subsidiary, as the case may be, of the Principal Property covered by that Lien;

•	Liens existing on the date of issuance of the debt securities;

•	Liens representing the extension, renewal or refunding of any Lien referred to in the preceding clauses and the Indebtedness secured by those Liens;

•	Liens for taxes and governmental charges not yet due or that are being contested in good faith;

•	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; and

•	any other Lien, so long as the aggregate of all Indebtedness secured by such Liens and the aggregate Value of the Sale and Lease-Back Transactions in existence at that time, not including those in connection with which we have voluntarily retired funded Indebtedness as provided in the indenture, does not exceed 10% of the Consolidated Net Tangible Assets of us and our Subsidiaries. (Indenture Section 10.7).
          Limitation on Sale and Lease-Back Transactions. The indenture provides that neither we nor any Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless either:

•	we or any Subsidiary would be entitled, under our covenant relating to “Limitation on Indebtedness Secured by a Lien,” to create, assume, guarantee or suffer Indebtedness secured by a Lien under any provision of the first five clauses in the preceding paragraph or to incur Indebtedness in a principal amount equal to or exceeding the Value of the Sale and Lease-Back Transaction secured by a Lien on the property to be leased without equally and ratably securing the securities; or

•	we or any Subsidiary, within 120 days after the effective date of the transaction, apply an amount equal to the greater of (x) the net proceeds of the sale of the property subject to the Sale and Lease-Back Transaction and (y) the Value of the Sale and Lease-Back Transaction, to the voluntary retirement of our Indebtedness, which may include the debt securities. (Indenture Section 10.8).

Certain Definitions
          “Capital Stock” is defined in the indenture to mean any and all shares, interests, participations or other equivalents in the equity interest in any Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire an equity interest in such Person.
          “Consolidated Net Tangible Assets” is defined in the indenture to mean total consolidated assets of us and our Subsidiaries, less (i) current liabilities of us and our Subsidiaries, and (ii) the net book amount of all intangible assets of us and our Subsidiaries.
          “Consolidated Subsidiary” is defined in the indenture to mean at any date any Subsidiary the accounts of which are consolidated with ours for financial reporting purposes.
          “Indebtedness” is defined in the indenture to mean (i) long-term liabilities representing borrowed money or purchase money obligations as shown on the liability side of a balance sheet, other than liabilities evidenced by obligations under leases, (ii) indebtedness secured by any Lien existing on property owned subject to that Lien, whether or not the secured indebtedness has been assumed and (iii) contingent obligations in respect of, or to purchase or otherwise acquire, any indebtedness of others described in the foregoing clauses (i) or (ii) above, including guarantees and endorsements, other than for purposes of collection in the ordinary course of business of any indebtedness.
          “Person” is defined in the indenture to mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or any other entity.
          “Principal Property” is defined in the indenture to mean any manufacturing plant, processing plant or any mining facility or property owned or leased by us or any Subsidiary, any Capital Stock or Indebtedness of a Subsidiary or any other property or right owned by or granted to us or any Subsidiary and used or held for use in any of the principal businesses conducted by us or any Subsidiary, except for any such property or right which, in the opinion of our Board of Directors as set forth in a Board resolution adopted in good faith, is not material to the total business conducted by us and our Subsidiaries considered as one enterprise.
          “Sale and Lease-Back Transaction” is defined in the indenture to mean the leasing by us or a Subsidiary for a period of more than three years of any Principal Property that has been sold or is to be sold or transferred by us or any Subsidiary to any party, other than us or a Subsidiary.
          “Significant Subsidiary” is defined in the indenture to mean any Subsidiary (i) which, as of the close of our fiscal year immediately preceding the date of determination, contributed more than 10% of the consolidated net operating revenues of us and our consolidated Subsidiaries for such year or (ii) the total net tangible assets of which as of the close of such immediately preceding fiscal year exceeded 10% of the Consolidated Net Tangible Assets.
          “Subsidiary” of a Person is defined in the indenture to mean (i) a corporation, a majority of whose Voting Stock is at the time, directly or indirectly, owned by that Person, by one or more subsidiaries of that Person or by that Person and one or more subsidiaries of that Person, (ii) a partnership in which that Person or a subsidiary of that Person is, at the date of determination, a general or limited partner of that partnership, but only if that Person or its subsidiary is entitled to receive more than 50% of the assets of that partnership upon its dissolution, or (iii) any other Person, other than a corporation or partnership, in which that Person, directly or indirectly, at the date of determination, has (a) at least a majority ownership interest or (b) the power to elect or direct the election of a majority of the directors or other governing body of that Person.
          “Value” is defined in the indenture to mean, with respect to any Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction and (ii) the fair value in the opinion of the Board of Directors of the property at the time of entering into the Sale and Lease-Back Transaction, subject to adjustment at any particular time for the length of the remaining initial lease term.
          “Voting Stock” is defined in the indenture to mean all classes of Capital Stock of a Person then outstanding normally entitled to vote in elections of directors or Persons performing similar functions, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency.
Consolidation, Merger and Sale of Assets
          The indenture provides that we may not consolidate with or merge into any other corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any other party, unless, among other things:

•	the corporation formed by consolidation or into which we merge or the party that acquires by conveyance or transfer, or that leases our properties and assets substantially as an entirety, is organized and existing under the laws of the United States, any State of the United States or the District of Columbia and expressly assumes our obligations on the debt securities and under the indenture by means of an indenture supplemental to the indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing. (Indenture Section 8.1).
Events of Default
          The following are events of default under the indenture with respect to debt securities of any series:

•	default for 30 days in the payment of any interest on the debt securities;

•	default in the payment of the principal of or premium, if any, on the debt securities when due either at maturity or upon acceleration, redemption or otherwise;

•	default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

•	default in the performance of any other of the covenants or warranties in the indenture applicable to us that shall not have been remedied for a period of 60 days after notice of default; and

•	the bankruptcy, insolvency or reorganization of us or any Significant Subsidiary (Indenture Section 5.1).
          Within 90 days after the occurrence of any default under the indenture, the trustee is required to notify the holders of the debt securities of the default unless, in the case of any default other than a default in the payment of principal of or premium, if any, or interest on any debt securities, a trust committee of the Board of Directors or responsible officers of the trustee in good faith considers it in the interest of the holders of the debt securities not to do so.
          The indenture provides that if an event of default, other than an event of bankruptcy, insolvency or reorganization of us or any Significant Subsidiary, shall have occurred and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of any series then outstanding may declare the entire principal and accrued interest of the debt securities of such series to be due and payable immediately. If an event of bankruptcy, insolvency or reorganization of us or any Significant Subsidiary occurs, the principal amount shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable. Any time after acceleration of the debt securities of any series has been made, but before a judgment or decree for the payment of money based on such acceleration has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of such series, may, under certain circumstances, rescind and annul the acceleration. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past defaults under the indenture with respect to such series of debt securities, except defaults in payment of principal of or premium, if any, other than by a declaration of acceleration, or interest on the debt securities of such series or provisions that may not be modified or amended without the consent of the holders of all outstanding debt securities of such series.
          We are required to furnish to the trustee annually a statement as to our performance of our covenants and agreements under the indenture.
          Subject to certain conditions set forth in the indenture, the holders of a majority in principal amount of the then outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee under the indenture in respect of the debt securities. No holder of any debt securities of any series shall have any right to cause the trustee to institute any proceedings, judicial or otherwise, with respect to the indenture or any remedy thereunder unless, among other things, the holder or holders of debt securities shall have offered to the trustee reasonable indemnity against costs, expenses and liabilities relating to such proceedings.
          The indenture provides that, in determining whether the holders of the requisite aggregate principal amount of the outstanding debt securities of any series have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action thereunder as of any date, debt securities owned by us or any affiliate of ours shall be disregarded and deemed not to be outstanding. In determining whether the trustee shall be protected in relying upon any request, demand, authorization, direction, notice, consent, waiver or other action, only debt securities that a responsible officer of the trustee actually knows to be so owned shall be so disregarded. Debt securities that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to those debt securities and that the pledgee is not us or any affiliate of ours.
Modification of the Indenture
          The indenture provides that we, along with the trustee, may, without the consent of the holders, modify or amend the indenture in order to:

•	evidence the succession of another corporation to us and the assumption by any successor corporation of our covenants in the indenture and in the debt securities;

•	add to our covenants, agreements and obligations for the benefit of the holders of the debt securities;

•	add any additional events of default to the indenture;

•	add to or change any of the provisions of the indenture necessary to permit the issuance of the debt securities in bearer form, registrable as to principal, and with or without interest coupons;

•	evidence and provide for the acceptance of appointment under the indenture by a successor trustee; or

•	cure any ambiguity, or correct or supplement any provision of the indenture that may be inconsistent with any other provision of the indenture, provided the action does not adversely affect the interest of the holders of the debt securities. (Indenture Section 9.1).
          We, along with the trustee, may modify or amend the indenture with the consent of the holders of a majority in aggregate principal amount of each series of the debt securities, except that no modification or amendment may, without the consent of the holders of all then outstanding series of debt securities:

•	change the due date of the principal of, or any installment of principal of or interest on, any debt securities of any series;

•	reduce the principal amount of, or any installment of principal or interest or rate of interest on, or any premiums payable on redemption of, any debt securities of any series;

•	reduce the principal amount of any debt securities of any series payable upon acceleration of the maturity of any debt securities;

•	change the place or the currency of payment of principal of, or any premium or interest on, any debt securities of any series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt securities of any series on or after the due date thereof;

•	reduce the percentage in principal amount of debt securities of any series then outstanding, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify certain provisions of the indenture regarding the amendment or modification of, or waiver with respect to, any provision of the indenture or the debt securities of any series. (Indenture Section 9.2).
Discharge of the Indenture
          The indenture shall, upon our written request or order, cease to be of further effect, except as to any surviving rights of registration of transfer or exchange of debt securities expressly provided for in the debt securities, when:

•	either (A) all debt securities authenticated and delivered, other than (1) debt securities that have been destroyed, lost or stolen and that have been replaced or paid and (2) debt securities for whose payment money has been deposited in trust or segregated and held in trust by us and then repaid or discharged from the trust, have been delivered to the trustee for cancellation or (B) all the debt securities not delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) are to be called for redemption within one year under arrangements satisfactory to the trustee, and we, in the case of (B)(1), (2) or (3), have deposited or caused to be deposited with the trustee, an amount in dollars sufficient to pay and discharge the entire indebtedness on the debt securities not delivered to the trustee for cancellation, for principal and premium, if any, and interest to the date of the deposit, in the case of debt securities that have become due and payable, or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with. (Indenture Section 4.1).
Defeasance and Covenant Defeasance
          Defeasance and Discharge. The indenture provides that we will be discharged from all our obligations with respect to the debt securities of any series, except for certain obligations to exchange or register the transfer of the debt securities of such series, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of the debt securities of such series of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal of and any premium and interest on the debt securities of such series on the stated maturities in accordance with the terms of the indenture and the debt securities. This defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge, and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred, accompanied by a ruling to that effect received from or published by the Internal Revenue Service. (Indenture Section 13.2).
          Defeasance of Certain Covenants. The indenture provides that we may omit to comply with some of the restrictive covenants described under the captions “Certain Covenants — Limitation on Indebtedness Secured by a Lien” and “Certain Covenants — Limitation on Sale and Lease-Back Transactions” above, and that the omission will be deemed not to be or result in an event of default in each case with respect to each series of debt securities. In order to do so, we will have to deposit, in trust for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay any installment of the principal of and any premium and interest on the debt securities on the stated maturities in accordance with the terms of the indenture and the debt securities. We will also have to, among other things, deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit and defeasance of the obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. In the event we exercise this option with respect to the debt securities and the debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations deposited in trust will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities upon any acceleration resulting from the event of default. In that case, we will remain liable for the payments.
The Trustee
          The Bank of New York is the trustee under the indenture. Its address is One Wall Street, New York, N.Y. 10286. We have also appointed the trustee as the initial registrar and as the initial paying agent under the indenture.
          The indenture contains limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in some cases, or to realize on property received in respect of any claim as security or otherwise. In the event the trustee acquires any conflicting interest, as defined in the Trust Indenture Act of 1939, however, it must eliminate the conflict or resign.

          We maintain a banking relationship in the ordinary course of business with an affiliate of the trustee.
Governing Law
          The indenture is, and the debt securities will be, governed by, and construed in accordance with, the internal laws of the State of New York, except as may otherwise be required by mandatory provisions of law, without regard to conflicts of laws principles thereof.
DESCRIPTION OF UNITS
          We may offer units consisting of common stock and debt securities. We may issue the units as, and for the period of time specified in the units, the units may be transferable as, a single security only, as distinguished from the separate constituent securities comprising the units. Any units will be offered pursuant to a prospectus supplement that will:

•	identify and designate the title of any series of units;

•	identify and describe the separate constituent securities comprising the units;

•	set forth the price or prices at which the units will be issued;

•	describe, if applicable, the date on and after which the constituent securities comprising the units will become separately transferable;

•	provide information with respect to book-entry procedures, if any;

•	discuss applicable United States federal income tax considerations relating to the units; and

•	set forth any other terms of the units and their constituent securities.
PLAN OF DISTRIBUTION
          We may sell the securities:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.
          If we use underwriters or dealers in the sale, they will acquire the securities for their own account. The underwriters and dealers may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters or dealers to purchase securities will be subject to various conditions. The underwriters or dealers will be obligated to purchase all the securities of the series offered by a prospectus supplement, if any of the securities are purchased. The underwriters or dealers may change from time-to-time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
          During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
          We may also sell securities directly or through agents designated by us. Unless indicated in the prospectus supplement, any agent is acting on a reasonable efforts basis for the period of its appointment.
          In connection with distributions of common stock or otherwise, we may enter into hedging transactions with broker-dealers in connection with which the broker-dealers may sell common stock registered under the registration statement of which this prospectus is a part in the course of hedging through short sales the positions they assume with us.
          We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities providing for payment and delivery on a future date specified in the prospectus supplement. Jurisdictional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and other institutions as may be approved by us. The obligations of any purchasers under delayed delivery and payment arrangements will not be subject to any conditions except that the purchase by an institution of the securities shall not at delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject. Underwriters will not have any responsibility for the validity of these arrangements or the performance by us or the institutional investors.
          Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions, under the Securities Act. Under agreements that we may enter into, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.
          The securities we offer under this prospectus and applicable prospectus supplements may or may not be listed on a national securities exchange or a foreign securities exchange (other than our common stock, which is listed on the New York Stock Exchange and the Pacific Stock Exchange). Any common stock sold under a prospectus supplement will be listed on the New York Stock Exchange and the Pacific Stock Exchange, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but the underwriters will not be obligated to do so and may discontinue any market making activities at any time without notice. No assurances can be given that there will be an active trading market for the securities.
LEGAL MATTERS
          Unless otherwise specified in a prospectus supplement relating to a specific series of securities, Gardere Wynne Sewell LLP, 1000 Louisiana, Suite 3400, Houston, Texas 77002-5011, will pass upon the validity of the securities offered under this prospectus. Any underwriter will be advised concerning other issues relating to any offering by their own counsel.
EXPERTS
          The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are also incorporated herein by reference. Such report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.” Such financial statements, the related financial statement schedule, and management’s report have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 115 Sansome Street, Suite 315, San Francisco, California 94104.
          This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about our securities and us. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.
          The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any supplements to this prospectus. The information filed by us with the SEC in the future will update and supersede all or some of the information that we have included in this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed (other than information in such documents that is deemed not to be filed).

•	Annual Report on Form 10-K for the year ended December 31, 2004.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

•	Current Reports on Form 8-K filed with the SEC on February 8, 2005, February 28, 2005, March 3, 2005, March 14, 2005, April 5, 2005, April 26, 2005, May 2, 2005, May 19, 2005 and July 21, 2005.

•	The description of our common stock contained in our Registration Statement on Form 8-B, as filed with the SEC on May 25, 1983, as amended by Form 8 filed on August 26, 1991, including any additional amendments that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock.
We will provide you with a copy of these filings, other than exhibits to those documents that are not specifically incorporated by reference in this prospectus, at no cost. You may request them by writing or telephoning us at Smith International, Inc., P.O. Box 60068, Houston, Texas 77205, (281) 443-3370, Attention: Investor Relations.

$275,000,000
Smith International, Inc.
6% Senior Notes due 2016

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
Calyon Securities (USA)
JPMorgan
LaSalle Capital Markets
RBS Greenwich Capital
June 12, 2006